Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Second Quarter 2010 Financial Results

ST. PAUL, Minnesota, July 22, 2010 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the three and six months ended June 30, 2010.

For the three months ended June 30, 2010, the Company reported a net loss of $4.3 million, or $0.57 per share, including research and development expenses of $2.3 million and general and administrative expenses of $1.8 million. For the six months ended June 30, 2010, the Company reported a net loss of $9.0 million, or $1.23 per share. Operating expenses were primarily associated with the cost of supporting the Company’s multiple, ongoing clinical trials and the continued development of VBLOC® vagal blocking therapy delivered through the Company’s Maestro® System. On June 30, 2010, the Company’s cash, cash equivalents and short-term investments totaled $10.1 million.

“The Maestro System continues to demonstrate very encouraging safety and efficacy in the clinic, as demonstrated by weight loss and glycemic control data presented at the ASMBS meeting in June,” said President and Chief Executive Officer Mark B. Knudson, Ph.D. “These included clinically meaningful weight loss and improvements in glycemic control and blood pressure from our ongoing VBLOC DM2 ENABLE Study in patients with Type 2 Diabetes, as well as a sustained pattern of weight loss approaching two years in our EMPOWER Study. We remain focused on advancing this system to market through an investigational device exemption application with the U.S. Food and Drug Administration, while we explore other opportunities for commercialization around the world.”

Greg S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics, added “EnteroMedics recently completed adjustments to our loan agreement including lowering the liquidity ratio requirements, providing greater access to capital. This change provides more flexibility as we evaluate our financing options in support of advancing the Maestro System.”

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC® vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. These electrical impulses are delivered by a neuroregulator which is powered either by an external controller (Maestro RF System) or an integrated rechargeable battery (EnteroMedics’ next-generation Maestro RC System). EnteroMedics is currently conducting a feasibility study examining VBLOC Therapy’s effects on blood glucose levels in diabetic patients outside of the United States. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro® System for the treatment of obesity; our preliminary findings from our EMPOWER™ pivotal trial; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; potential healthcare legislative reform and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 29, 2010. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by U.S. Federal law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

(See attached table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating expenses:
Research and development	$2,336	$4,065	$4,719	$7,856
Selling, general and administrative	1,778	2,169	3,744	4,075

Total operating expenses	4,114	6,234	8,463	11,931

Loss from operations	(4,114)	(6,234)	(8,463)	(11,931)
Other income (expense), net	(145)	(4,127)	(544)	(5,100)

Net loss	$(4,259)	$(10,362)	$(9,007)	$(17,031)

Net loss per share - basic and diluted[1]	$(0.57)	$(2.07)	$(1.23)	$(3.91)

Shares used to compute basic and diluted net loss per share[1]	7,478	5,006	7,347	4,352

[1]

The Company’s Board of Directors and stockholders approved a 1-for-6 reverse split of the Company’s outstanding common stock that became effective July 9, 2010. The share and per share amounts have been retroactively adjusted to reflect the stock split for all periods presented.

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2010	December 31, 2009
ASSETS
Cash, cash equivalents and short-term investments	$10,078	$14,618
Prepaid expenses and other current assets	633	484
Property and equipment, net	907	966
Other assets	153	146

Total assets	$11,770	$16,214

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$190	$34
Debt	6,051	7,761
Other liabilities	2,630	2,838

Total liabilities	8,871	10,633

Stockholders’ equity	2,899	5,581

Total liabilities and stockholders’ equity	$11,770	$16,214

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